Exhibit 10.38

UNIVAR USA INC.

SUPPLEMENTAL VALUED INVESTMENT PLAN

(As Amended and Restated as of July 1, 2010 and January 1, 2005)

First Amendment

WHEREAS, Univar USA Inc. (“Company”) sponsors and maintains the Univar USA Inc. Supplemental Valued Investment Plan as amended and restated as of July 1, 2010 (the “Plan”); and

WHEREAS, prior to July 1, 2010, the Plan was restated effective January 1, 2005 and thereafter amended (“Prior Plan”); and

WHEREAS, the Pension Management Committee (“PMC”) has the authority to amend the Plan and Prior Plan pursuant to Section 12.1 of the Plan and Prior Plan; and

WHEREAS, the PMC desires to amend the Plan effective July 1, 2010 and the Prior Plan effective January 1, 2010 to provide that no employees shall qualify for any additional retirement contributions as provided in Appendix B; and

NOW, THEREFORE, the Plan is hereby amended effective July 1, 2010, and the Prior Plan is hereby amended effective January 1, 2010, as follows:

1. Section 6.2 of the Plan and Prior Plan, Retirement Contributions, is hereby amended and restated in its entirety to read as follows:

6.2 Retirement Contributions. For any Participant eligible to participate in this Plan pursuant to Section 4 hereof who is eligible to receive a retirement plan contribution (which is an employer nonelective contribution) to the Investment Plan pursuant to Section 3.11 of the Investment Plan, the Company shall credit such Participant’s Plan Account with an amount in addition to any other amounts credited under this Plan, as set forth in this Section 6.2 (the “Retirement Contribution”). The Retirement Contribution made under this Plan shall be an amount equal to the difference between the amount of the retirement contribution allocated to the Participant’s retirement contribution account in the Investment Plan pursuant to Section 3.11 therein for such Plan Year and the amount of the retirement contribution that would have been contributed and allocated to the Participant’s retirement contribution account in the Investment Plan pursuant to Section 3.11 therein for such Plan Year if the limits under Code Sections 401(a)(17) and 415(c) did not apply to the Investment Plan. The Retirement Contribution shall be credited as of the date the retirement contribution would have been made to the Investment Plan if the limits under Code Sections 401(a)(17) and 415(c) did not apply to the Investment Plan. Retirement Contributions made to this Plan are subject to the same cliff vesting schedule and vesting provisions that apply to retirement contributions made in the Investment Plan, as described in Section 8.2 below.

2. Section 12.1 of the Plan and Prior Plan, Reservation of Rights, is hereby amended and restated in its entirety to read as follows:

12.1 Reservation of Rights. Univar USA Inc. may amend or terminate the Plan at any time by action of its Board of Directors, President or Pension Management Committee. No such action shall reduce the amount credited to any Participant’s Plan Account as of the effective date of such amendment or termination. Notwithstanding the foregoing, only the Board of Directors of Univar USA Inc. may adopt amendments that, at the time of adoption, are expected to significantly increase the cost of the Plan to the Company. In the event Univar USA Inc. terminates the Plan, Participants with existing Plan Account balances will automatically become 100% vested in their Plan Accounts.

3. Appendix B of the Plan and Prior Plan, ADDITIONAL RETIREMENT CONTRIBUTIONS, is hereby deleted in its entirety.

This amendment to the Prior Plan and First Amendment to the Plan is adopted and executed this 9th day of February, 2011.

UNIVAR USA INC.
PENSION MANAGEMENT COMMITTEE

By:

Its:	Chair, PMC